Exhibit 99.1
                              FOR IMMEDIATE RELEASE

For further information            Bernard L. Kravitz,
please contact:                    Pres.
                                   Dionics, Inc.
                                   Westbury, NY
                                   Tel:  516-997-7474
                                   FAX:  516-997-7479


DIONICS, INC. ANNOUNCES INVESTMENT
FROM AND ASSOCIATION WITH ALAN GELBAND

Westbury, NY May 24, 2004:  DIONICS, INC.  (OTC Pink Sheets:
DION) announced today the completion of negotiations and the signing of an Investment Agreement with Alan Gelband and his affiliates. Alan Gelband is an active investor and Investment Banker. He is the principal of Gelband & Company (www.gelband.com) a New York based Investment Bank which has extensive experience working with small-cap and micro-cap public companies.

The Agreement contemplates an initial investment of $120,000 by Gelband and affiliates, in exchange for which they will receive
2.4 million shares of newly- issued Dionics, Inc. Common Stock. In addition, the Agreement also requires Bernard L. Kravitz, Dionics, Inc. president, to make a $50,000 investment to purchase
1.0 million Dionics, Inc. "Units" from the company. Each "Unit" will consist of one Share of newly-issued Common Stock and one three-year Warrant to purchase another share at the price of $.05. In a separate transaction aimed at improving the company's Balance Sheet, Kravitz has offered to make an immediate $200,000 voluntary reduction in the Deferred Compensation owed to him by the company. He has also offered to further reduce the Deferred Compensation owed him in amounts that will be coordinated with any future sales he may make of the company's stock at certain minimum prices. Finally, the Agreement also calls for the company to use its best efforts to list its stock on the OTC Bulletin Board.

Not including any proceeds from Kravitz' warrants, the company will receive a total of $170,000 of new investment capital, contingent upon shareholder approval to increase its Authorized Shares. Mr. Kenneth Levy, a Gelband Company affiliate, will join the Dionics, Inc. Board of Directors. Mr. Levy is a long-experienced investor/consultant who has been associated with numerous small-cap and micro-cap companies.

Commenting on the recent developments, Dionics, Inc. president Bernard L. Kravitz said, "Having Alan Gelband and Ken Levy join us, just as the company is beginning to turn itself around, is a very exciting financial development. I believe that these events, combined with new products that are in the pipeline, will have a dramatic impact on Dionics' business."


WRITTEN BY DIONICS, INC. MANAGEMENT, THE PRECEDING TEXT CONTAINS FORWARD-LOOKING STATEMENTS WHICH REFLECT MANAGEMENT'S BEST JUDGMENT OF CURRENTLY AVAILABLE INFORMATION. SHOULD CERTAIN ASSUMPTIONS FAIL TO MATERIALIZE, OR UNEXPECTED ADVERSE EVENTS OCCUR, THE COMPANY MAY NOT REACH MANAGEMENT'S GOALS.